Exhibit 2(r)(ii)

ING IM Europe Insider Regulations

1.	General Insider Regulation Netherlands (GIR) +
Additional Rules ING IM (IRIM)
2.	Additional Rules ING IM access US data (ARUS)
3.	Insider Regulation ING (IRI) (access ING data)

The Hague, The Netherlands 1 July 2010

ING IM Europe Insider Regulations

INFORMATION SHEET

Target audience:

Staff of ING Investment Management Europe (ING IM)

Issued by:

ING Investment Management (Europe) B.V.

For further information:

ING IM Compliance

E-mail address: INGIM Compliance (outlook), ingim.mbx11m079@ing.com

Telephone number: + 31 (0) 70 37 81236

Replaces:

The ING IM Europe Insider Regulations of 22 February 2010.

Valid from:

1 July 2010

Approval:

The Management Team of ING Investment Management Europe approved this policy on 25 May 2010.

IN THE EVENT OF ANY DISCREPANCIES BETWEEN THE ENGLISH VERSION OF THIS DOCUMENT AND A TRANSLATED VERSION, THE ENGLISH DOCUMENT IS BINDING.

July 2010

CONTENTS

CONTENTS	3
INTRODUCTION	4
1. GENERICl INSIDER REGULATION (GIR) + ADDITIONAL RULES ING IM (IRIM)	6
2. ADDITIONAL RULES ACCESS TO US DATA (ARUS)	17
3. INSIDER REGULATION ING (IRI)	27
DEFINITIONS	37

INTRODUCTION

This policy applies to all internal and external employees of ING IM in The Netherlands, branches of ING Asset Management B.V. and entities designated by the ING IM Europe Management Team.

This policy contains three regulations for three different groups of ING IM employees. It is possible that all regulations/rules described in this policy are applicable to you. This document starts with the General Insider Regulation Netherlands (GIR) + Additional Rules ING IM (IRIM) and is described in chapter 1. In chapter 2 the Additional Rules Access US data (ARUS) are explained. The Insider Regulation ING (IRI) can be found in chapter 3. Next to this, additional rules apply to members of the ING Management Council (MC). ING Corporate Compliance Risk Management (CC) will inform MC members separately.

Please check ING IM compliance intranet site (http://www.iim.intranet/Departments/Compliance/RegulationandProcedures/index.htm) or ask your manager, the ING IM HR department or the ING IM Compliance department which regulations/rules apply to you and/or your department.

General rules on Insider Trading

Trading on Knowledge of ING IM clients’ activities: All Employees are prohibited from using their knowledge of recent or impending investment transactions of clients. In particular, employees are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account.

Statement of Fiduciary Standards: A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This regulation is based on the overriding principle that the employees of ING IM have a fiduciary duty to the clients of ING IM.

Accordingly, employees should conduct their activities in accordance with the following standards:

Clients’ interests come first. In the course of fulfilling their duties and responsibilities to clients, Employees should at all times place the interests of the clients first. In particular, Employees should avoid putting their own personal interests ahead of the interests of a client.

Conflicts of interest should be avoided. Employees should avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to ING IM clients.

Compromising situations should be avoided. Employees should never take advantage of their position of trust and responsibility at ING IM. Employees should avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of ING IM clients.

All activities of Employees should be guided by, and adhere to, these fiduciary standards. The remainder of this policy sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this policy.

Temporary staff

For temporary staff a temporary regime is applicable. For these employees an exemption for the location obligation pursuant to article 4, sub 4.1f of the GIR is granted. However, temporary staff is obliged to obtain pre-approval for every private securities transaction (excl. exemptions mentioned in article 4.1, sub 2 GIR).

Jurisdiction

Expats and “shared” employees (e.g. employees working abroad, but who have access to certain information and work together with staff in The Netherlands) are subject to Dutch and/or local rules.

In principle, this policy is applicable to other ING IM entities/branches located outside The Netherlands and within the scope of ING IM Europe. This policy serves as a minimum standard. However, this policy can be adjusted according to local needs in jurisdictions where (local) laws or regulations set stricter or different rules than those set forth in this policy. These deviations should be approved by the the compliance department of the regional office (ING IM Europe).

Violations

Employees are required to report any violation of the policy to the ING IM Compliance department immediately. An employee who violates this regulation may be subject to sanctions. Sanctions may include a letter of censure, fines and penalties, suspension, or termination of the employment, forfeiture of profits, personal trading privileges, or any other penalty deemed appropriate. Employees are obliged to cooperate with an investigation of a violation. To report a (possible) violation employee could also use the Whistleblower Regulation as published on the ING IM Compliance intranet site.

Exceptions

Corporate Compliance Risk Management (CC) (responsible for General Insider Regulation Netherlands (GIR) and Insider Regualtion ING (IRI)) and/or the ING IM Compliance Department (responsible for Additional rules ING IM and US data) shall have the authority to grant exceptions to any provision of this regulation on a case-by-case basis. Any exceptions granted must be in writing. You can find the appropriate contact details on the ING IM Compliance intranet site.

1. GENERAL INSIDER REGULATION (GIR) + ADDITIONAL RULES ING IM (IRIM)

(Applicable to all ING IM employees)

Introduction

All internal/external employees of ING IM are subject to the GIR and IRIM. By virtue of their employment, employees are/could be exposed to inside information, because they have access to data and systems of ING IM. The GIR is applicable to employees of many different business units of ING. Therefore, the GIR contains provisions which are phrased in general terms. Because of the specific risks related to inside information within the investment management business the Management Team (MT) of ING IM deemed it necessary to impose a number of additional rules on private securities transactions (art. 3 sub 3.1 GIR) of ING IM Insiders. These rules are based on the General Insider Regulation (GIR) and are described in the appropriate sections of the GIR.

Temporary staff

For temporary staff a temporary regime is applicable. For these employees an exemption for the location obligation pursuant to article 4, sub 4.1f of the GIR is granted. However, temporary staff is obliged to obtain pre-approval for every private securities transaction (excl. exemptions mentioned in article 4.1, sub 2 GIR).

CONTENTS ING INSIDER REGULATION

GENERIC INSIDER REGULATION NETHERLANDS (GIR) + ADDITIONAL RULES ING IM (IRIM)	8
ARTICLE 1 SCOPE REGULATION	8
ARTICLE 2 GENERAL RULES OF CONDUCT FOR INSIDERS	8
2.1 Prohibition against insider trading	8
2.2 Treatment of confidential information	9
2.3 Market manipulation	9
2.4 Caution in transactions	9
2.5 Minimum holding period	9
ARTIKEL 3. ADDITIONAL RULES FOR INSIDERS	10
3.1 Additional rules for insiders	10
ARTIKEL 4 LOCATION OBLIGATION	10
4.1 Location obligation	10
4.2 Influence on portfolios of third parties	11
4.3 Joint account	12
4.4 Exemption from location obligation	12
ARTIKEL 5 PRE-SCREENING TRANSACTIONS	12
5.1 Pre-screening transactions	12
5.2 Fiduciary account management agreement	13
ARTIKEL 6 SUPERVISION AND CONFIDENTIAL TREATMENT OF INFORMATION	14
6.1 Supervision and record keeping	14
6.2 Confidentiality of information	14
ARTIKEL 7 VIOLATIONS AND SANCTIONS	15
7.1 Reporting of violations	15
7.2 Sanctions	15
ARTIKEL 8 OTHER PROVISIONS	15
8.1 Autorisations to grant exceptions	15
8.2 Autority to interpret and appeals	15
8.3 Financial disadvantage	15
8.4 Amendments	16

GENERIC INSIDER REGULATION NETHERLANDS (GIR) + ADDITIONAL RULES ING IM (IRIM)

The Executive Board of ING Groep N.V. has established the following Generic Insider Regulation Netherlands. The General Code of Conduct ING Netherlands and the Insider Regulation ING remain in force.

ARTICLE 1 SCOPE REGULATION

This Regulation applies to persons who have been designated as Insiders by:

• the Executive Board of ING Groep N.V.;

• the Manager Compliance Netherlands;

• the manager of the business line in which the Insider works; or

• the manager of the Insider.

2. (Generic) Insiders are persons who (can) possess Inside Information on companies in general.

3. Persons who have been designated as Insiders will be informed of this in writing.

4. This Regulation shall continue to apply to an Insider up to three months after the Insider ceases to be designated as an Insider.

5. Additional regulations or exceptions to this Regulation may apply to certain (groups of) Insiders.

6. This Regulation shall take precedence over the conditions of any Staff Scheme.

ARTICLE 2 GENERAL RULES OF CONDUCT FOR INSIDERS

2.1 Prohibition against insider trading

1. An Insider who possesses Inside Information is prohibited from:

a. executing a Transaction in Financial Instruments to which the Inside Information relates;

b. inducing others to execute a Transaction in Financial Instruments to which the Inside Information relates.

2. An Insider is prohibited from executing a Transaction in Financial Instruments if this would create the foreseeable appearance that he executes such Transaction while in possession of Inside Information relating to the respective Financial Instruments.

3. The prohibitions in paragraphs 1 and 2 of this article do not apply to:

a. the execution of a Transaction in Financial Instruments in compliance with a due obligation that already existed at the moment at which the Insider received the Inside Information relating to the respective Financial Instruments;

b. the receipt of Financial Instruments by way of payment of stock dividend, unless a cash dividend may also be chosen;

c. the acceptance of ING Financial Instruments under a Staff Scheme;

d. the exercise of ING Employee Options on their expiration date, or within a period of five business days prior to that date;

e. the sale of ING Financial Instruments acquired through the exercise of ING Employee Options, provided that:

(i) the options were exercised in accordance with Article 2.1, paragraph 3 (d) of this Regulation;  and

(ii) the Insider has submitted a written notification of the intended sale to the Manager Compliance Netherlands at least four months before the expiration date;

f. the sale of ING Financial Instruments that are awarded under a Staff Scheme, at the first possible moment after the award in order to meet the tax liability arising from such award;

g. other transactions excluded by or by virtue of the law.

4. The Insider may not misuse information about an (intended) order of another party.

5. The Insider shall avoid the (foreseeable appearance of) mixing of business and private interests connected with Transactions in Financial Instruments.

2.2 Treatment of confidential information

1. An Insider who possesses Confidential Information shall treat such information as strictly confidential and may only share such information in so far as this is strictly necessary for the normal exercise of his work, profession or function. If it concerns Inside Information, the persons to whom the information is provided must be bound by a non-disclosure agreement.

2. An Insider who intends to share Confidential Information (or other information) within ING Group shall observe the applicable Information Barriers.

3. An Insider shall immediately notify the Compliance Officer of his business unit of any Inside Information he possesses, who will then immediately inform the Manager Compliance Netherlands.

1. Additional Rules ING IM Conflicts of interests

The treatment of inside information, other confidential Information and Information Barriers (formely known as Chinese walls) is described in the ING IM Regulation/Procedure and Explanatory notes relating to price sensitive information, other confidential information and Chinese walls, which is published on the ING IM Compliance Intranet site.

2.3 Market manipulation

The Insider is not permitted to execute Transactions or other actions that may be considered Market Manipulation or which may create the foreseeable impression of Market Manipulation.

2.4 Caution in transactions

The Insider must be cautious in his Transactions and refrain from Transactions that may be considered excessive or highly speculative.

2.5 Minimum holding period

1. Insiders may not, within twenty-four hours of the issuing of an order, place any opposite order in relation to Financial Instruments of the same issuing institution or the same underlying value.

2. The previous paragraph shall not apply to an Insider who sells his ING Financial Instruments immediately after the acquisition thereof through the exercise of ING Employee Options.

2. Additional Rules ING IM Holding period

Within ING IM a minimum Holding Period of 30 days applies to all ING IM Insiders for all private security Transactions, except for the exemptions mentioned in article 4, sub 2a and 2b. For these exemptions a 24 hour minimum holding period applies.

ARTIKEL 3. ADDITIONAL RULES FOR INSIDERS

3.1 Additional rules for insiders

Further to the provisions of this Regulation, the management of a unit of ING Group will establish (additional) rules concerning an Insider connected with that unit if there is reason to do so in light of his work, profession or function (e.g. market maker, liquidity provider, person involved in issues and/or stock Initial Public Offerings, analysts or relevant persons involved in the conducting of investmentresearch, etc.).

2. Additional Rules ING IM Investment (study) club

An Insider is prohibited from participating in investment (study) clubs.

ARTIKEL 4 LOCATION OBLIGATION

4.1 Location obligation

1. The Manager Compliance Netherlands designates the Investment Institution(s) where an Insider must hold his Financial Instruments. The Insider may only execute (or arrange) Transactions through an account held at the Investment Institution(s). On opening the account it must be explicitly stated that it concerns an insider securities account. This location obligation also applies to:

• a Joint Account held by the Insider; or

• a portfolio of Financial Instruments of another party on whom the Insider exerts influence, other than in the normal exercise of his work, profession or function.

2. The location obligation, set out in paragraph 1 of this Article, does not apply to:

a. Financial Instruments in a (semi) open-ended collective investment scheme, provided the Insider does not perform any management or controll function in that collective investment scheme;

b. Government bonds issued by OECD countries;

c. ING Employee Options that cannot be administered in an account at the Investment Institution(s) mentioned in paragraph 1 of this Article;

d. Transactions for which a Fiduciary Account Management Agreement as specified in Article 5.2 of this Regulation has been concluded;

e. Financial Instruments for which an exemption from the location obligation is granted on the basis of Article 4.4 of this Regulation;

f. Insiders who are temporarily subject to this Regulation;

g. Other Financial Instruments which in the opinion of the Manager Compliance Netherlands are substantially comparable with the Financial Instruments mentioned under letters a. to c.

4. Additional Rules ING IM exemption Location obligation

The exemption of article 4, sub 2a of the GIR does only partially apply to ING IM Insiders. This means that ING IM insiders have to execute personal transactions in (semi) open-end investment institutions managed by ING IM and her subsidiaries and branches via an ING Insider account. For non ING open-end investment institutions no location obligation is applicable.

6. Additional Rules ING IM Holding period examples and derivatives

An opposite transaction is:

•                  Buy / sell;

•                  Sell / buy;

•                  Buy / write a call option;

•                  Sell / buy a call option;

•                  Other similar opposite transactions judged by the Compliance Officer.

To illustrate the working of the holding period in practice you will find two examples below.

Example 1:

An employee purchases 100 shares of company ABC on 1 August. As a result of this purchase he cannot perform the following transactions until 31 August (not limitative):

•                  Sell any shares or bonds that were issued by the same company;

•                  Buy a put option on the shares;

•                  ‘Write’ a call option on the shares (except covered calls, see note below).

Example 2:

An employee purchases 100 shares of company ABC on 1 August. Then, on 17 August the employee purchases a call option on the shares of Company ABC. As a result of this purchase he cannot perform the following transactions until 15 September (not limitative):

•                  Sell any shares or bonds that were issued by the same company;

•                  Buy a put option on the shares;

•                  ‘Write’ a call option on the shares (except covered calls, see note below).

Note:

•                  the 30 day holding period will restart if an additional transaction in the same direction is conducted (e.g. buy/buy);

•                  Covered calls are allowed under the condition that both the orders will be placed at the same time.

•                  Personal transactions in financial instruments with the same risk profile and with similar features as an open end investment institution like Notes, Turbo’s, Sprinters, Speeders, Trackers, Exchange Traded Funds and IShares, Warrants, Options is allowed.

•                  Rolling a position (equity/index options) is allowed under the following conditions:

•                  At least 24 hours after the transaction;

•                  Holding period of 30 days (closing, execute or opposite transaction after 30 days).

4.2 Influence on portfolios of third parties

1. A transaction in a portfolio of Financial Instruments of a third party on which an Insider exerts influence shall be deemed to have been executed by the Insider.

2. An Insider who exerts influence on the portfolio of Financial Instruments of a third party shall make every effort to ensure that the third party does not pass on any Confidential Information to another party or execute any transaction that would constitute a violation of this Regulation by the Insider.

3. An Insider shall make every effort to ensure that persons on whose portfolio of Financial Instruments he exerts influence provide the Manager Compliance Netherlands with all information concerning the transactions executed by them whenever so requested.

4. This Article does not apply where an Insider exerts influence on the portfolio of Financial Instruments of a third party in the normal exercise of his work, profession or function.

4.3 Joint account

1. A transaction that is executed through a Joint Account of an Insider shall be deemed to have been executed by the Insider.

2. An Insider who holds a Joint Account shall:

(i) inform the other holders of the Joint Account that the holding of the Joint Account may restrict them in the execution of Transactions through the Joint Account;

(ii) make every effort to ensure that the other holders of the Joint Account do not execute any Transaction in Financial Instruments through the Joint Account, if this would result in a violation of this Regulation by the Insider (who shall be deemed to have executed such Transaction).

4.4 Exemption from location obligation

1. An Insider may submit a reasoned request in writing to the Manager Compliance Netherlands for exemption from the location obligation (see Article 4.1 of this Regulation).

2. The Manager Compliance Netherlands will decide on a request for exemption from the location obligation within three weeks of receipt of the request. The Manager Compliance Netherlands can impose conditions to any exemption granted.

3. An Insider who is granted exemption from the location obligation shall:

• submit any intended Transaction to the Manager Compliance Netherlands beforehand for approval;

• immediately send a copy of each transaction statement to the Manager Compliance Netherlands;

• provide an up-to-date overview of his portfolio of Financial Instruments to the Manager Compliance Netherlands on 30 June and 31 December of each year, or more frequently if requested by the Manager Compliance Netherlands.

ARTIKEL 5 PRE-SCREENING TRANSACTIONS

5.1 Pre-screening transactions

1. An Insider is obliged to submit his Transaction to the Manager Compliance Netherlands beforehand for approval.

2. As soon as reasonably possible, the Manager Compliance Netherlands shall verify whether the submitted Transaction may harm the interest of ING Group.

3. As soon as reasonably possible, the Manager Compliance Netherlands shall notify the Insider whether or not the intended Transaction may be executed, without specifying the grounds for his decision.

4. Approval granted by the Manager Compliance Netherlands is valid for twenty-four hours from the moment at which it is given (the order must be placed within these twenty-four hours), unless there is a substantial change in the circumstances on the basis of which approval was granted.

5. Changes in previously approved Transactions that have not yet been executed must be resubmitted to the Manager Compliance Netherlands for approval, in accordance with the process described in this Article.

6. An Insider (or his portfolio manager) shall not inform third parties of the decision of the Manager Compliance Netherlands as to whether an intended Transaction maybe executed, unless such third party holds a Joint Account with the Insider.

7. The pre-screening obligation does not apply to:

a. Financial Instruments in a (semi) open-ended collective investment scheme, provided the Insider does not perform any management or controll function in that collective investment scheme;

b. government bonds issued by OECD countries;

c. the acceptance of ING Financial Instruments offered by ING Group under a Staff Scheme;

d. a Transaction under a Fiduciary Account Management Agreement as specified in Article 5.2 of this Regulation;

e. other Financial Instruments which in the opinion of the Manager Compliance Netherlands are substantially comparable with the Financial Instruments mentioned under letters a to c.

7. Additional Rules ING IM Pre-clearance

The exemption of article 5.1 sub 7 GIR does only partially apply to ING IM Insiders. This means that ING IM insiders need pre-clearance before executing personal transactions in (semi) open-end investment institutions managed by ING IM and her subsidiaries and branches. This will be automatically done via an ING Insider account.

5.2 Fiduciary account management agreement

The location obligation and pre-screening, as laid down in Articles 4.1 and 5.1 of this Regulation, do not apply to Transactions for which an Insider has concluded a written Fiduciary Account Management Agreement with an Investment Institution and provided the following conditions are met:

a. the Fiduciary Account Management Agreement is based on a strict separation between ownership and management;

b. the Fiduciary Account Management Agreement specifies that the Investment Institution shall provide the following information to the Manager Compliance Netherlands:

(i) an up-to-date overview of the portfolio of Financial Instruments of the Insider as at 30 June and 31 December of each year and an overview of the transactions executed on behalf of the Insider over the past half-year; and

(ii) at the request of the Manager Compliance Netherlands, details of Transactions executed under the Fiduciary Account Management Agreement;

c. the Insider shall refrain from giving any specific instructions or otherwise influencing the specific individual Transactions of the Investment Institution;

d. an Insider who intends to enter into a Fiduciary Account Management Agreement shall submit a draft agreement to the Manager Compliance Netherlands for approval. The Manager Compliance Netherlands will inform the Insider in writing of his decision concerning the intended agreement. An Insider may only benefit from the exceptions mentioned in this Article provided the agreement has been approved by the Manager Compliance Netherlands;

e. where an Insider intends to enter into a Fiduciary Account Management Agreement with an Investment Institution belonging to ING Group, when taking the decision particular attention will be devoted to determining whether its management is sufficiently independent;

f. amendments to the Fiduciary Account Management Agreement may only be made at such an abstract level that the Insider cannot exert any influence on specific individual Transactions of the Investment Institution;

g. amendments to the Fiduciary Account Management Agreement shall be submitted to the Manager Compliance Netherlands beforehand for approval. The Manager Compliance Netherlands will inform the Insider in writing of his decision concerning the intended changes;  and

h. the Insider shall immediately inform the Manager Compliance Netherlands of the termination of the Fiduciary Account Management Agreement before such termination becomes effective. From the moment of termination of the Fiduciary Account Management Agreement, Articles 4.1 and 5.1 of this Regulation become fully applicable again.

ARTIKEL 6  SUPERVISION AND CONFIDENTIAL TREATMENT OF INFORMATION

6.1 Supervision and record keeping

1. Compliance Netherlands shall supervise the implementation of and compliance with this Regulation.

2. Compliance Netherlands shall, in accordance with the applicable laws and regulations, keep a record of:

• the granted exemptions from the location obligation including the reasons and the conditions attached thereto (if any);

• the granted exceptions to the terms of this Regulation;

• the Transactions submitted for approval;

• the Transactions executed by Insiders;

• the Fiduciary Account Management Agreements entered into by Insiders including all amendments thereto.

3. Upon request an Insider shall provide all information deemed necessary by the Manager Compliance Netherlands concerning transactions in Financial Instruments executed by the Insider.

6.2 Confidentiality of information

1. Information acquired under this Regulation shall be treated as confidential and is available only to the Chief Compliance Officer and Corporate Compliance RM, unless the information is required to be provided to others (including the Compliance organisation of ING Group) by law, regulations, court order, industry standards or otherwise.

2. The Manager Compliance Netherlands may also use the acquired information within the framework of:

• the ‘Procedure in the event of irregularities’ included in Appendix 1 of the General Code of Conduct ING Netherlands, the ‘ING Investigation Policy’ or other relevant local procedures;

• reporting by the Manager Compliance Netherlands to the Executive Board of ING Groep N.V., the Supervisory Board of ING Groep N.V., the Management Board Banking, the Management Board Insurance, the Netherlands Board and the (internal and external) auditors of ING Groep N.V. or of an involved company or legal entity belonging to ING Group.

ARTIKEL 7 VIOLATIONS AND SANCTIONS

7.1 Reporting of violations

1. Before the Manager Compliance Netherlands reports a violation of this Regulation in accordance with Article 6.2, paragraph 2, second bullet point of this Regulation, he shall inform the Insider concerned.

2. The Insider concerned shall be given the opportunity to respond to the report of the Manager Compliance Netherlands (as referred to in the paragraph 1 of this article) and his reaction will be added to the report.

7.2 Sanctions

An Insider who is suspected of a violation of this Regulation can be made subject to the ‘Procedure in the event of irregularities’ included in Appendix 1 of the General Codeof Conduct ING Netherlands, the ‘ING Investigation Policy’, or other relevant local procedures. In the event of a violation of this Regulation, ING Groep N.V. or the legal entity or company belonging to ING Group by whom the Insider is employed (or where he is working) , may impose any and all sanctions pursuant to the law and/or the contract (of employment), including termination of the employment contract. The Insider can be prosecuted if he breached (or is suspected of breaching) prohibitions regarding Insider Trading or Market Manipulation.

ARTIKEL 8 OTHER PROVISIONS

8.1 Autorisations to grant exceptions

The Manager Compliance Netherlands is authorised to grant an exception to (specific conditions of) this Regulation either independently or at the request of an involved party.

8.2 Autority to interpret and appeals

1. If there is any lack of clarity regarding the interpretation or application of this Regulation, and in cases not provided for by this Regulation, the Manager Compliance Netherlands can take a decision either independently or at the request of an involved party.

2. An Insider may appeal in writing against such a decision of the Manager Compliance Netherlands to the Head of Compliance Business Services by means of a reasoned letter of appeal. The Head of Compliance Business Services will then take a decision on the appeal within four weeks of receipt of the letter of appeal. This written decision is binding for all the parties involved.

3. An appeal lodged under this Article shall have no suspensive effect, unless the Head of Compliance Business Services decides otherwise.

8.3 Financial disadvantage

ING Group is not liable for any financial disadvantage that arises from (the application of) this Regulation, unless there is a case of serious negligence on the part of ING Group.

8.4 Amendments

This Regulation may be amended by a resolution of The Netherlands Board. Amendments enter into effect from the moment they are announced, unless a later date is specified in the announcement.

2. ADDITIONAL RULES ACCESS TO US DATA (ARUS)

(Specific group of ING IM employees)

Introduction

One of the entities of ING IM is ING IM Advisors B.V. This entity is registered with the Securties and Exchange Commission (SEC) in the United States (US) in order to give advice and trade on the US market for our clients. This regulation is based on US law (Rule 17j-1 Investment Company Act of 1940) and is applicable to employees who (can) have access to US data (e.g. access to transaction data in US portfolios), so called Access Persons. Employees who do not have access to that information directly, but work closely together with colleagues who do, are subject to this regulation too. The group of Access Persons is determined by the ING IM Management Team together with ING IM Compliance.

The purpose of this regulation is to impose additional restrictions on private securities Transactions to avoid conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures.

This regulation comes in addition to the General Insider Regulation Netherlands (GIR) + the Additional ING IM rules (IRIM) described in chapter 1.

CONTENTS Additional Rules Access to US Portfolio’s

ADDITIONAL RULES ACCESS TO US DATA (ARUS)	17
ARTICLE 1 WHICH PRIVATE SECURITIES TRANSACTIONS ARE ALLOWED?	19
1.1 Outside an ING Insider account	19
1.2 Only via an ING Insider account	19
ARTICLE 2 WHICH PRIVATE SECURITIES TRANSACTIONS ARE PROHIBITED?	20
ARTICLE 3 PRE-CLEARANCE OF PRIVATE SECURITIES TRANSACTIONS	20
3.1 Approval of CC needed for	20
3.2 Approval of CC and ING IM Compliance needed for	20
3.3 Exemptions; no approval needed for	20
ARTICLE 4 PRE-CLEARANCE PROCEDURE	21
4.1 Pre-clearance from CC:	21
4.2 Pre-clearance from CC and ING IM Compliance:	21
ARTICLE 5 REPORTING REQUIREMENTS	21
5.1 Initial/annual certification of compliance	21
5.2 Initial Disclosure of Private Holdings	22
5.3 Quarterly Transaction Reports	22
5.4 Annual holdings report	22
5.5 Annual questionnaire	22
5.6 Information to be reported	22
ARTICLE 6 ADDITIONAL INFORMATION	23
Annex 1: Pre-clearance form	24
Annex 2: Overview of restrictions	26

ADDITIONAL RULES ACCESS TO US PORTFOLIO’S (ARUS)

ARTICLE 1 WHICH PRIVATE SECURITIES TRANSACTIONS ARE ALLOWED?

In order to monitor the private securities Transactions of employees, to protect employees  from trading with inside information and prevent breaches of Insider Regulation each Access Person is obliged to execute private securties Transactions via an ING Insider account (art. 4  General Insider Regulation (GIR)) However, there are some exemptions (see art. 4.1, sub 2).

1.1 Outside an ING Insider account

As stipulated in article 4 of the GIR and the Additional rules for ING IM insiders/Access persons are allowed to do private securities Transactions outside an ING Insider account in:

•                  Financial Instruments in an (semi) open-ended investment institution not managed by ING IM;

•                  Government bonds from OECD countries.

1.2 Only via an ING Insider account

•                  Transactions in ING IM Managed open end investment institutions;

•                  Closed end funds (extra preclearance requirements for Senior Debt Team);

•                  High quality short-term debt instruments, including bankers’acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

•                  Private securities Transactions in securities of companies in the indices MSCI World and MSCI EM;

•                  Trading in options, futures, sprinters, turbo’s, secondary offerings and other derivatives with a similar risk profile is allowed to the extend that the underlying value is one of the index MSCI World and/or MSCI EM;

•                  Trading in derivatives on indices is allowed on the indices MSCI World and MSCI EM and the indices mentioned below:

Europe:	US :	Azia/Australia:
AEX index	Russell 2000 index	Nikkei 225 index
DJ Eurostoxx 50 index	S&P 500 index	Hang Seng index
DAX index	Nasdaq 100 index	SPI 200 index
FTSE 100 index

•                  Trading  derivatives on commodities, minerals and currencies is allowed provided the underlying value does not exceed the general restriction below (contract size).

In addition, the following restrictions apply:

per 24 hour period:

•                  Only private securities Transactions in companies with a market capitalisation of at least 1 billion Euro on the first day of the month the Transaction occurs (see banner „Permitted private transactions” list on compliance ING IM intranet for companies that meet this requirement);

•                  Buy or sell maximum of 5.000 equity securities;

•                  Buy or sell maximum of 100.000 Euro worth of fixed income securites;

•                  Exposure in derivatives on companies should not exceed 5000 equity securities (50 contracts; contract size 100);

•                  Exposure in derivatives on indices should be limited to 50 contracts; contract size 100.

ARTICLE 2 WHICH PRIVATE SECURITIES TRANSACTIONS ARE PROHIBITED?

Anything not mentioned in article 1 of this regulation is prohibited. In addition, no Access Person may acquire beneficial ownerhip in any securities as part of an Initial Public Offering/Limited Offering (equities and fixed income securities as well as (ING) closed end  Investment funds). For rights issues, please see section 3.3. below.

ARTICLE 3 PRE-CLEARANCE OF PRIVATE SECURITIES TRANSACTIONS

Except for the Transactions listed in section 3.3, employees should obtain approval from CC (automatically via an ING Insider account) and in some particular cases from ING IM Compliance too before entering an order to buy, sell or transfer securities.

3.1 Approval of CC needed for:

•                  every private securities Transaction stipulated in section 1.2 of this regulation, except the exemptions in section 3.3;

•                  buying or selling of securities/units of open end mutual funds managed bij ING IM;

•                  non-ING IM closed end fund;

•                  approval for Transactions outside an ING Insider account of temporary employees (via e-mail; see address on Compliance ING IM intranet);

•                  Transactions of employees who have been granted an exemption by CC to maintain an Insider account outside an ING Insider account.

3.2 Approval of CC and ING IM Compliance needed for:

•                  selling current holdings aquired before the person became an Access Person and which are not allowed under this regulation (see e-mail address on Compliance ING IM intranet);

•                  selling current holdings that at the moment the Access Person wants to sell the issuer is no longer part of the allowed indices or does not have a market capitalization of at least 1 billion Euro on the first day of the month in which the Access Person wants to sell (see e-mail address on Compliance ING IM intranet);

•                  buying or selling Securities or units of an ING closed-end fund (extra pre-clearance requirements for Senior Debt Team);

•                  buying or selling other than those described in this section (only permitted in exceptional cases).

3.3 Exemptions; no approval needed for:

•                  open end mutual funds not managed by ING IM;

•                  government bonds from OECD countries;

•                  Transactions in accounts over which the employee has no direct and/or indirect control or influence (managed or discretionary accounts);

•                  Transactions under any incentive compensation plan sponsored by ING (IM) or its affiliates (e.g. ING options);

•                  Transactions made through an automatic payroll deduction or similar program where the timing of purchases and sales is controlled by someone other than the employee;

•                  Transactions which are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the employee;

•                  An exercise of pro-rata rights issued by a company to all the holders of a class of its securities;

•                  Purchases or sales upon exercise of puts or calls written to a bona fide margin call;

•                  Purchases or sales done via a fiducional account management agreement according to article 5.2 GIR.

Note: while the securities Transactions noted above may not need to be pre-cleared, they will need to be held and reported in accordance with the reporting requirements set forth in article 5 of this regulation.

ARTICLE 4 PRE-CLEARANCE PROCEDURE

4.1 Pre-clearance from CC:

The GIR (art. 4) requires employee and employee-related accounts to be maintained at an ING Insider account, unless an exemption is obtained from CC department to maintain an account elsewhere. With an ING Insider account the order will be automatically pre-cleared.

4.2 Pre-clearance from CC and ING IM Compliance:

Pre-clearance by ING IM Compliance takes place by means of a pre-clearance form that has to be signed by one of the appointed Review Officers at the ING IM Compliance department. The pre-clearance form can be found on the ING IM compliance intranet site  (see annex 1 or check http://www.iim.intranet/Departments/Compliance/Forms/pre-clearance form). Once it has been signed by one of them, the form has to be sent (by e-mail) by the Access Person to CC (see e-mail address on Compliance ING IM intranet). After receiving approval via e-mail of CC to the Access Person the Transaction can take place. Any Transaction via the ING Insider account will not be pre-cleared by CC unless this form has been received.

Note: an approval to trade is only valid on the day it is received.

ARTICLE 5 REPORTING REQUIREMENTS

The requirements of this section applies to all employees for all Transactions involving securities in which employees have acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).

5.1 Initial/annual certification of compliance

Employees are required to certify to ING IM Compliance annually and whenever this regulation is applicable to the employee, that they have:

•                  read and understand the provisions contained in this regulation;

•                  comply or have complied with all the requirements of this regulation; and

•                  reported all Transaction information required by this regulation.

By signing the initial certification form the Access Person explicitly agrees to:

•                  the exchange of information between CC and ING IM Compliance concerning the Access Person’s private securities Transactions;

•                  the deliverance by the Access Person to ING IM Compliance of any information requested by the Compliance Department concerning the Access Person’s private securities Transactions;

•                  the deliverance by the CC or ING IM Compliance to the United States Securities and Exchange Commission of information concerning the Access Person’s private securities Transactions; and

•                  waive all possible actions based on any applicable Dutch (privacy) legislation that may be brought for any of the above described exchanges or deliverances of information.

5.2 Initial Disclosure of Private Holdings

Employees are required to disclose all their private securities holdings to the ING IM Compliance within 10 days of commencing employment with ING IM and no more than 45 days prior to the date of commencing or the person becomes an Access Person. Next to this, employees are required to sign the initial certification form mentioned in section 5.1.

5.3 Quarterly Transaction Reports

Employees are required to submit a report listing their securities Transactions (excl. indirect investments, see sub 5.4 of this regulation) made during the previous quarter within 30 days of the end of each calendar quarter. Access Persons do not have to send information about Transactions executed via an ING Insider account, because that information will be automatically sent to ING IM Compliance. Access Persons who have been granted approval by CC in accordance with the ING Insider Regulation and maintain an account with another broker other than via the ING Insider account have to send copies of all statements and confirmations of a Transaction together with the quarterly report to ING IM Compliance.

5.4 Annual holdings report

Employees are required to submit a report listing all securities (excl. indirect investments) held as of December 31 of the year reported within 30 days of the end of the calendar year.  Employees are also required to report annually about holdings in indirect investments in ING managed funds (i.e mortgages or insurance products with an investment component, investing in (ING) open end investment funds or common stock). This should be done together with the quarterly transaction report in the first quarter of each year.

5.5 Annual questionnaire

Employees are required to fill in a questionnaire in which they answer questions about being involved in illegal practices.

5.6 Information to be reported

Employees are required to provide the following information when submitting reports as required by sections 5.2, 5.3 and 5.4 above:

Initial and Annual holdings reports should include:

•                  the title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

•                  the broker-dealer or bank where accounts are held; and

•                  the date the report is submitted.

Quarterly Transaction Reports should include:

•                  the title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);

•                  the trade date and type of Transaction (i.e. buy, sell, open, close, etc.);

•                  the price of the security;

•                  the broker-dealer or bank account through which the Transaction was effected; and

•                  the date report is submitted;

•                  confirmations of every Transaction (e.g. internet print, copy).

ARTICLE 6 ADDITIONAL INFORMATION

The Review Officers have the authority to require an Access Person to deliver any information on any Transaction in or any holding of securities in which the Access Person had any direct or indirect Beneficial Ownership and the Access Person is obligated to deliver this information within the time limits and in the form requested by the Review Officers.

Annex 1: Pre-clearance form

PRE-CLEARANCE FORM

FOR EMPLOYEE PRIVATE SECURITIES TRANSACTIONS

When to use this form?

Please use this form to request pre-clearance conform the „Additional Rules Access to US data” for the following transactions:

•                  Transactions outside an ING Insider account;

•                  Sale of current holdings (before becoming an Access Person or company that used to be part of the permitted indices).

How to get pre-clearance?

To request pre-clearance you should take the following steps on the designated order:

•                  Fill in this form;

•                  Ask one of the ING IM Review Officers for pre-clearance and retain a copy of the form;

•                  Send this form (not the appendix) to CC: compliance.insider.nl@ing.com to obtain their pre-clearance via e-mail;

•                  Depending on the content of the e-mail you can execute the trade taking into account possible conditions related to the approval, f.e. data disclosing.

Note: by signing this form, you certify that you understand that pre-clearance is only given for the day on which it was granted. As a result, you must submit the order to your broker on that same day.

Items marked with an asterisk (*) are explained in the appendix.

Information about your personal account

Name Access Person:

Account in the name of (if different)*:

Account Number:

Broker:	ING Insider account:	Other:

Information about the transaction

Type of transaction	Purchase/Sale

Information about the issuer and the securities

Name of Issuer*		Ticker/ISIN

Market Cap*	€ Billion

Type of Instrument*:

Number of Securities:

Price*:

Applicable exemptions

Current holding* :	Other:

I confirm that I am not in possession of any material, non-public information relating to the above security(ies) or any related security(ies), advance knowledge of a research report to be published by ING or an affiliate, a client order or any other confidential or proprietary information obtained through my employment or third party. I confirm that, to the best of my knowlegde, there is no potential conflict of interest with the clients of ING or an affilate of ING. In seeking approval I have disclosed all material information regarding this transaction.

DATE

NAME AND SIGNATURE OF ACCESS PERSON:

NAME AND SIGNATURE OF REVIEW OFFICER:	DATE

Explanation pre-clearance form

(Explanation of items marked with an * on the form)

Item	Clarification

Account in the name of	You only have to fill this in if the name of the account holder is different from your name (e.g. account in name of your spouse or children).

Name of the issuer

For options, futures, etc., please indicate the type of option, underlying value, including strike price and maturity (e.g. put Ahold €10, Dec 09).

For Funds, please indicate the name of the fund here (e.g. Delta Deelnemingen Fonds).

For bonds, please indicate the name of the issuer, interest rate and maturity date.

Market Cap

Only relevant if company is not in list of Permitted private transactions. You can find this list on the ING IM Compliance intranet site homepage or under “Links”.

Please indicate the currency if different from €.

Type of Instrument	Please indicate whether this is a share, bond, option, future, etc.

Price	Please indicate the currency symbol if different from €.

Current Holding	The term “Current holding” refers to holdings that were acquired before you became an Access Person or that are not part of one of the indices anymore.

Annex 2: Overview of restrictions (CC = Corporate Compliance Risk Management, head quarters Amsterdam)

Instrument	Features	Restrictions	Pre- clearance from…
Open end funds	Not ING IM Managed		Not required
Government Bonds	OECD countries		Not required
Open end funds	ING IM Managed	Via ING Insider account	CC
High quality short-term debt instruments		Via ING Insider account	CC
Shares	Only of companies in indices MSCI World, MSCI EM	Via ING Insider account Market Cap of issuer as of 1st day of the month > € 1Bn. Max 5.000 shares per 24 hour period	CC
Options and other privileges (Sec. off., futures, Notes, Turbo’s, Sprinters, Speeders, Trackers, ETF’s, IShares and Warrants), commodities, currencies, minerals.	Only of companies in indices MSCI World, MSCI EM	Via ING Insider account Market Cap of issuer as of 1st day of the month > € 1Bn. Underlying = Max. 5.000 shares per 24 hour period (normally, this - means 50 contracts, contract size 100)	CC
Corporate Bonds		Via ING Insider account Market Cap of issuer as of 1st day of the month > € 1Bn. Max € 100.000,- per 24 hour period	CC
Options on indices (futures, Notes, Turbo’s, Sprinters, Speeders, Trackers, ETF’s, IShares and Warrants)	Only of companies in indices MSCI World, MSCI EM, AEX, DJ Eurostoxx 50, DAX, FTSE 100, Russell 2000, S&P 500, Nasdaq 100, Nikkei 225, Hang Seng, SPI 200.	Via ING Insider account Max. 50 contracts (contract size 100) per 24 hour period	CC
Current holdings	Holdings that do not meet the requirements of the Code of Ethics (anymore)	Pre-clearance will only be granted in very special circumstances	ING IM Compliance and CC
ING Closed end funds		Via ING Insider account; pre-clearance will only be granted in very special circumstances, especially for the Senior Debt Team.	ING IM Compliance and CC
NON ING Closed end funds		Via ING Insider account	CC
All other transactions		Pre-clearance will only be granted in very special circumstances	ING IM Compliance and CC

3. INSIDER REGULATION ING (IRI)

(Specific group of ING IM employees)

Introduction

Besides managing third party money ING Investment Management manages ING’s proprietary money too. To minimalise the risk of trading with Inside information about ING in ING Financial Instruments, employees in certain positions and departments at ING Investment Management are subject to the Insider Regulation ING (IRI). These employees (so called Insiders ING) may have inside knowledge regarding ING. The group of Insiders ING will be determined by the ING IM Management Team together with ING IM Compliance.

These rules come in addition to the GIR + IRIM described in chapter 1.

CONTENTS INSIDER REGULATION ING

INSIDER REGULATION ING (IRI)	29
ARTICLE 1 GENERAL PROVISIONS	29
1.1 Scope of the regulation	29
ARTICLE 2 GENERAL RULES OF CONDUCT FOR INSIDERS ING	29
2.1 Probition of insider trading in relation to ING	29
2.2 Treatment of confidential information relating to ING	30
2.3 Market manipulation	30
2.4 Caution in transactions in ING Financial Instruments	30
2.5 Minimum holding period	30
ARTICLE 3 LOCATION OBLIGATION	31
3.1 Location obligation	31
3.2 Influence on portfolios of third parties	31
3.3 Joint account	31
3.4 Exemption from location obligation	32
ARTICLE 4 PRE-SCREENING AND FIDUCIARY ACCOUNT MANAGEMENT AGREEMENTS	32
4.1 Pre-screening of transactions in ING Financial Instruments	32
4.2 Fiduciary account management agreement	33
ARTICLE 5 PERSONS OBLIGED TO NOTIFY	33
5.1 Persons obliged to notify	33
ARTICLE 6 SUPERVISION AND CONFIDENTIAL TREATMENT OF INFORMATION	34
6.1 Supervision and record keeping	34
6.2 Open and closed periods	34
6.3 Confidential treatment of information	34
ARTICLE 7 VIOLATIONS AND SANCTIONS	35
7.1 Reporting of violations	35
7.2 Sanctions	35
ARTICLE 8 OTHER PROVISIONS	35
8.1 Authority to grant exceptions	35
8.2 Authority to interpret appeal	35
8.3 Financial disadvantage	35
8.4 Amendments	36

INSIDER REGULATION ING (IRI)

The Executive Board of ING Groep N.V. has, with the approval of the Supervisory Board of ING Groep N.V., issued the following Insider Regulation ING, The General Code of Conduct ING Netherlands and the Generic Insider Regulation Netherlands remain in force.

ARTICLE 1 GENERAL PROVISIONS

1.1 Scope of the regulation

1. This Regulation applies to persons who have been designated as Insiders ING by:

• the Executive Board of ING Groep N.V.;

• the Manager Compliance Netherlands;

• the manager of the business line in which the Insider ING works; or

• the manager of the Insider ING.

2. Insiders ING are persons who (can) possess Inside Information specifically on ING.

3. Persons who have been designated as Insiders ING will be informed of this in writing.

4. This Regulation shall continue to apply to an Insider ING up to three months after the Insider ING ceases to be designated as an Insider.

5. Additional regulations or exceptions to this Regulation may apply to certain (groups of) Insiders ING.

5. This Regulation shall take precedence over the conditions of any Staff Scheme.

ARTICLE 2 GENERAL RULES OF CONDUCT FOR INSIDERS ING

2.1 Probition of insider trading in relation to ING

1. An Insider ING who possesses Inside Information in relation to ING is prohibited from:

a. executing an Transaction in ING Financial Instruments;

b. inducing others to execute a Transaction in ING Financial Instruments.

2. An Insider ING is prohibited from executing a Transaction in ING Financial Instruments if this would create the foreseeable impression that he executes such Transaction in ING Financial Instruments while in possession of Inside Information relating to ING.

3. The prohibitions in paragraphs 1 and 2 of this Article do not apply to:

a. the execution of an Transaction in ING Financial Instruments during an Open Period provided the Insider ING complies with the aforementioned provisions, i.e.:

(i) he does not have Inside Information relating to ING, and

(ii) he does not create the foreseeable impression that he executes such Transaction in ING Financial Instruments while in possession of Inside Information relating to ING;

b. the execution of an Transaction in ING Financial Instruments in compliance with a due obligation that already existed at the moment when the Insider ING received the Inside Information relating to ING;

c. the receipt of ING Group Depositary Receipts by way of payment of stock dividend, unless a cash dividend may also be chosen;

d. the acceptance of ING Financial Instruments undera Staff Scheme;

e. the exercise of ING Employee Options on their expiration date, or within a period of five business days prior to that date;

f. the sale of ING Financial Instruments acquired through the exercise of ING Employee Options, provided that:

(i) the options were exercised in accordance with Article 2.1, paragraph 3 (e) of this Regulation; and

(ii) the Insider ING has submitted a written notification of the intended sale to the Manager Compliance Netherlands at least four months before the expiration date;

g. the sale of ING Financial Instruments that are awarded under a Staff Scheme, at the first possible moment after the award in order to meet the tax liability arising from such award;

h. the other transactions excluded by or by virtue of the law.

4. The Insider ING may not misuse information about an (intended) order of another party.

5. The Insider ING shall avoid the (foreseeable appearance of) mixing of business and private interests connected with Transactions in ING Financial Instruments.

2.2 Treatment of confidential information relating to ING

1. An Insider ING who possesses Confidential Information relating to ING shall treat such information as strictly confidential and may only share such information when this is strictly necessary for the normal exercise of his work, profession or function. If it concerns Inside Information relating to ING, the persons to whom the information is provided must be bound by a non-disclosure agreement.

2. An Insider ING who intends to share Confidential Information (or other information) relating to ING within ING Group shall observe the applicable Information Barriers.

3. An Insider ING shall immediately notify the Compliance Officer of his business unit of any Inside Information he possesses relating to ING, who will then immediately inform the Manager Compliance Netherlands.

2.3 Market manipulation

The Insider ING is not permitted to execute Transactions in ING Financial Instruments or other actions that may be considered Market Manipulation or which may create the foreseeable impression of Market Manipulation.

2.4 Caution in transactions in ING Financial Instruments

The Insider ING must be cautious in his Transactions in ING Financial Instruments and refrain from Transactions in ING Financial Instruments that may be considered excessive or highly speculative.

2.5 Minimum holding period

1. Insiders ING may not, within the same Open Period, place any opposite order in relation to ING Financial Instruments.

2. The previous paragraph shall not apply to an Insider ING who sells his ING Financial Instruments immediately after the acquisition thereof through the exercise of ING Employee Options.

ARTICLE 3 LOCATION OBLIGATION

3.1 Location obligation

The Manager Compliance Netherlands designates the Investment Institution(s) where an Insider ING must hold his ING Financial Instruments. The Insider ING may only execute (or arrange) Transactions in ING Financial Instruments through an account held at the Investment Institution(s). On opening the account it must be explicitly stated that it concerns an insider securities account. This location obligation also applies to:

• a Joint Account held by the Insider ING; or

• a portfolio of ING Financial Instruments of another party on whom the Insider ING exerts influence, other than in the normal exercise of his work, profession or function.

2. The location obligation, set out in paragraph 1 of this Article, does not apply to:

a. ING Employee Options that cannot be administered in an account at the Investment Institution(s) mentionedin paragraph 1 of this Article;

b. Transactions in ING Financial Instruments for which a Fiduciary Account Management Agreement as specified in Article 4.2 of this Regulation has been concluded;

c. ING Financial Instruments for which an exemption from the location obligation is granted on the basis of Article 3.4 of this Regulation;

d. Insiders ING who are temporarily subject to this Regulation.

3.2 Influence on portfolios of third parties

1. A Transaction in ING Financial Instruments in a portfolio of Financial Instruments of a third party on which the Insider ING exerts influence shall be deemed to have been executed by the Insider ING.

2. An Insider ING who exerts influence on the portfolio of Financial Instruments of a third party shall make every effort to ensure that the third party does not pass on any Confidential Information to another party or execute any transaction in ING Financial Instruments that would constitute a violation of this Regulation by the Insider ING.

3. An Insider ING shall make every effort to ensure that persons on whose portfolio of Financial Instruments he exerts influence provide the Manager Compliance Netherlands with all information concerning the Transactions in ING Financial Instruments executed by them whenever so requested.

4. This Article does not apply where an Insider ING exerts influence on the portfolio of Financial Instruments of a third party in the normal exercise of his work, profession or function.

3.3 Joint account

1. A Transaction in ING Financial Instruments that is executed through a Joint Account of an Insider ING shall be deemed to have been executed by the Insider ING.

2. An Insider ING who holds a Joint Account shall:

a. inform the other holders of the Joint Account that the holding of the Joint Account may restrict them in the execution of Transactions in ING Financial Instruments through the Joint Account;

b. make every effort to ensure that the other holders of the Joint Account do not execute any transactions in ING Financial Instruments through the Joint Account, if this would result in a violation of this Regulation by the Insider ING (who shall be deemed to have executed such Transaction).

3.4 Exemption from location obligation

1. An Insider ING may submit a reasoned request in writing to the Manager Compliance Netherlands for exemption from the location obligation (see Article 3.1 of this Regulation).

2. The Manager Compliance Netherlands will decide on a request for exemption from the location obligation within three weeks of receipt of the request. The Manager Compliance Netherlands can impose conditions to any exemption granted.

3. An Insider ING who is granted exemption from the location obligation shall:

• submit any intended Transaction in ING Financial Instruments to the Manager Compliance Netherlands beforehand for approval;

• immediately send a copy of each Transaction in ING Financial Instruments statement to the Manager Compliance Netherlands;

• provide an up-to-date overview of his portfolio of ING Financial Instruments to the Manager Compliance Netherlands on 30 June and 31 December of each year, or more frequently if requested by the Manager Compliance Netherlands.

ARTICLE 4 PRE-SCREENING AND FIDUCIARY ACCOUNT MANAGEMENT AGREEMENTS

4.1 Pre-screening of transactions in ING Financial Instruments

1. An Insider ING is obliged to submit his Transaction in ING Financial Instrumentsto the Manager Compliance Netherlands beforehand for approval.

2. As soon as reasonably possible the Manager Compliance Netherlands shall verify whether the submitted Transaction in ING Financial Instruments may harm the interest of ING Group.

3. As soon as reasonably possible, the Manager Compliance Netherlands shall notify the Insider ING whether or not the intended Transaction in ING Financial Instruments may be executed, without specifying the grounds of his decision.

4. Approval granted by the Manager Compliance Netherlands is valid for twenty-four hours from the moment at which it is given (the order must be placed within these twenty-four hours), unless there is a substantial change in the circumstances on the basis of which approval was granted.

5. Changes in previously approved Transactions in ING Financial Instruments that have not yet been executed must be resubmitted to the Manager Compliance Netherlands beforehand for approval, in accordance with the process described in this Article.

6. An Insider ING (or his portfolio manager) shall not inform third parties of the decision of the Manager Compliance Netherlands as to whether an intended Transaction in ING Financial Instruments may be executed, unless such third party holds a Joint Account with the Insider ING.

7. The pre-screening obligation does not apply to:

a. the acceptance of ING Financial Instruments offered by ING Group under a Staff Scheme;

b. a Transaction in ING Financial Instruments under a Fiduciary Account Management Agreement as specified in Article 4.2 of this Regulation.

4.2 Fiduciary account management agreement

The location obligation and pre-screening, as laid down in Articles 3.1 and 4.1 of this Regulation, do not apply to Transactions in ING Financial Instruments for which an Insider ING has concluded a written Fiduciary Account Management Agreement with an Investment Institution and provided the following conditions are met:

a. the Fiduciary Account Management Agreement is based on a strict separation between ownership and management;

b. the Fiduciary Account Management Agreement specifies that the Investment Institutions shall provide the following information to the Manager Compliance Netherlands:

(i) an up-to-date overview of the portfolio of ING Financial Instruments of the Insider ING as at 30 June and 31 December of each year and an overview of the transactions executed on behalf of the Insider ING over the past half-year; and

(ii) at the request of the Manager Compliance Netherlands, details of transactions in ING Financial Instruments executed under the Fiduciary Account Management Agreement;

c. the Insider ING shall refrain from giving any specific instructions or otherwise influencing the specific individual Transactions in ING Financial Instruments of the Investment Institution;

d. an Insider ING who intends to enter into a Fiduciary Account Management Agreement shall submit a draft agreement to the Manager Compliance Netherlands for approval. The Manager Compliance Netherlands will inform the Insider ING in writing of his decision concerning the intended agreement. An Insider ING may only benefit from the exceptions mentioned in this Article provided the agreement has been approved by the Manager Compliance Netherlands;

e. where an Insider ING intends to enter into a Fiduciary Account Management Agreement with an Investment Institution belonging to ING Group, when taking the decision particular attention will be devoted to determining whether its management is sufficiently independent;

f. amendments to the Fiduciary Account Management Agreement may only be made at such an abstract level that the Insider ING cannot exert any influence on specific individual Transactions in ING Financial Instruments of the Investment Institution;

g. amendments to the Fiduciary Account Management Agreement shall be submitted to the Manager Compliance Netherlands beforehand for approval. The Manager Compliance Netherlands will inform the Insider ING in writing of his decision concerning the intended changes; and

h. the Insider ING shall immediately inform the Manager Compliance Netherlands of the termination of the Fiduciary Account Management Agreement before such termination becomes effective. From the moment of termination of the Fiduciary Account Management Agreement, Articles 3.1 and 4.1 of this Regulation become fully applicable again.

ARTICLE 5 PERSONS OBLIGED TO NOTIFY

5.1 Persons obliged to notify

1. Insiders ING may be subject to additional legal requirements regarding the notification of Transactions in ING Financial Instruments to the AFM (or other competent authorities).

2. Person Obliged to Notify is always personally responsible for meeting the legal notification obligations and for the correctness and punctuality of all notifications to the AFM (or other competent authorities).

3. An Insider ING who believes that he should be designated as a Person Obliged to Notify must consult the Manager Compliance Netherlands.

4. The Manager Compliance Netherlands shall inform an Insider ING that he is designated as a Person Obliged to Notify and advise him of the applicable legal notification obligations. The Manager Compliance Netherlands shall also inform the Person Obliged to Notify in writing when he is no longer designated as a Person Obliged to Notify.

5. A Person Obliged to Notify may make a written request to the Manager Compliance Netherlands to make the notifications to the AFM (or other competent authorities) on his behalf. The Manager Compliance Netherlands may impose additional conditions in this regard.

ARTICLE 6 SUPERVISION AND CONFIDENTIAL TREATMENT OF INFORMATION

6.1 Supervision and record keeping

1. Compliance Netherlands shall supervise the implementation of and compliance with this Regulation.

2. Compliance Netherlands shall, in accordance with the applicable laws and regulations, keep a record of:

• the granted exemptions from the location obligation including the reasons and the conditions attached thereto (if any);

• the granted exceptions to the terms of this Regulation;

• the Transactions in ING Financial Instruments submitted for approval;

• the Transactions in ING Financial Instruments executed by Insiders ING;

• the Fiduciary Account Management Agreements entered into by Insiders ING including all amendments thereto.

3. Upon request an Insider ING shall provide all information deemed necessary by the Manager Compliance Netherlands concern Transactions in ING Financial Instruments executed by the Insider ING.

6.2 Open and closed periods

Before 1 December of each year the Manager Compliance Netherlands shall announce the Open and Closed Periods for the following year. Amendments or additions in the course of the year shall be announced immediately.

6.3 Confidential treatment of information

1. Information acquired under this Regulation shall be treated as confidential and is available only to the Chief Compliance Officer and Corporate Compliance RM, unless the information is required to be provided to others (including the Compliance organisation of ING Group) by law, regulations, court order, industry standards or otherwise.

2. The Manager Compliance Netherlands may also use the acquired information within the framework of:

• the ‘Procedure in the event of irregularities’ included in Appendix 1 of the General Code of Conduct ING Netherlands, the ‘ING Investigation Policy’ or other relevant local procedures;

• reporting by the Manager Compliance Netherlands to the Executive Board of ING Groep N.V., the Supervisory Board of ING Groep N.V., the Management Board Banking, the Management

Board Insurance, the Netherlands Board and the (internal and external) auditors of ING Groep N.V. or of an involved company or legal entity belonging to ING Group.

ARTICLE 7 VIOLATIONS AND SANCTIONS

7.1 Reporting of violations

1. Before the Manager Compliance Netherlands reports a violation of this Regulation in accordance with Article 6.3, paragraph 2, second bullet point of this Regulation, he shall inform the Insider ING concerned.

2. The Insider ING concerned shall be given the opportunity to respond to the report of the Manager Compliance Netherlands (as referred to in the paragraph 1 of this article) and his reaction will be added to the report.

7.2 Sanctions

An Insider ING who is suspected of a violation of this Regulation can be made subject to the ‘Procedure in the event of irregularities’ included in Appendix 1 of the General Code of Conduct ING Netherlands, the ‘ING Investigation Policy’, or other relevant local procedures. In the event of a violation of this Regulation, ING Groep N.V. or the legal entity or company belonging to ING Group by whom the Insider ING is employed (or where he is working), may impose any and all sanctions pursuant to the law and/or the contract (of employment), including termination of the employment contract. The Insider ING can be prosecuted if he breached (or is suspected of breaching) prohibitions regarding Insider Trading or Market Manipulation.

ARTICLE 8 OTHER PROVISIONS

8.1 Authority to grant exceptions

The Manager Compliance Netherlands is authorised to grant an exception to (specific conditions of) this Regulation either independently or at the request of an involved party.

8.2 Authority to interpret appeal

1. If there is any lack of clarity regarding the interpretation or application of this Regulation, and in cases not provided for by this Regulation, the Manager Compliance Netherlands can take a decision either independently or at the request of an involved party.

2. An Insider ING may appeal in writing against such a decision of the Manager Compliance Netherlands to the Head of Compliance Business Services by means of a reasoned letter of appeal. The Head of Compliance Business Services will then take a decision on the appeal within four weeks of receipt of the letter of appeal. This written decision is binding for all the parties involved.

3. An appeal lodged under this Article shall have no suspensive effect, unless the Head of Compliance Business Services decides otherwise.

8.3 Financial disadvantage

ING Group is not liable for any financial disadvantage that arises from the application of this Regulation, unless there is a case of serious negligence on the part of ING Group.

8.4 Amendments

This Regulation may be amended by a resolution of the Executive Board. Amendments to this Regulation that also affect members of the Executive Board and/or Supervisory Board of ING Groep N.V. must be approved by the Supervisory Board of ING Groep N.V., unless such amendments are required under the applicable laws and regulations. Amendments enter into effect from the moment they are announced, unless a later date is specified in the announcement.

DEFINITIONS

Unless otherwise specified, this regulation defines the terms below as follows:

Access Person

(i) each director, officer or general partner of the  Adviser;

(ii) each employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by an Investment Company and/or any other Advisory Client, or whose functions relate to making any recommendations with respect to such purchases or sales;

(iii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made with respect to the purchase or sale of a Covered Security by an Investment Company and/or any other Advisory Client  and

(iv) any other (natural) person who is designated as an Access Person.  (The list of all current Access Persons who are subject to this Code is kept by the Compliance Department of ING IM, The Hague).

AFM

The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten).

Chief Compliance Officer

The Chief Compliance Officer and General Manager Group Compliance Risk Management of ING Group or his deputy.

Closed Period

(i) the two-month period immediately preceding the first publication of the quarterly, half-yearly or annual figures of ING Groep N.V.;

(ii) the period of twenty-one calendar days immediately preceding the announcement of an (interim) dividend of ING Groep N.V. and ending on the day on which the (interim) dividend is announced;

(iii) the period of one month immediately preceding the date of publication of a prospectus for an issue of (depositary receipts for) shares by ING Groep N.V., ING Bank N.V. or ING Verzekeringen N.V. in their own capital, unless ING Groep N.V., ING Bank N.V.or ING Verzekeringen N.V. announces a decision-making period shorter than one month, in which case this shorter period shall apply; and

(iv) periods indicated by the Manager Compliance Netherlands.

Close Relations

Situation in which the Insider respectively Insider ING is connected with one or more individuals or legal entities through:

(i) a participating interest, that is to say, the holding either directly or through a controlling relationship of at least 20% of the voting rights or of the share capital of a legal entity;

(ii) a controlling relationship, that is to say, the relationship that exists between a parent company and a subsidiary (e.g. through the direct or indirect holding of the majority of voting rights in the subsidiary, the right to appoint a majority of the directors of the subsidiary or to exercise a decisive influence on the subsidiary on the basis of an agreement or the articles of association), or a relationship of the same kind between an individual or legal entity and another legal entity; a subsidiary of a subsidiary is also regarded as a subsidiary of the parent company which stands at the head of these companies.

Compliance Netherlands

The Compliance Netherlands department, being part of Corporate Compliance RM.

Confidential Information

Inside Information or (other) confidential information about clients or transactions with or for clients.

Confidential Information Relating to ING

Inside Information relating to ING or (other) confidential information about clients or transactions with or for clients in so far as this information relates to ING.

Connected third party

a. husband, wife or registered partner of the Insider or Insider ING;

b. children or step-children who are dependants of the Insider or Insider ING;

c. other blood relations and relations by marriage of the Insider or Insider ING who, at the date of the (ING) Transaction, had belonged to the same household as the Insider or Insider ING for at least one year;

d. a person with whom the Insider or Insider ING has Close Relations;

e. legal entities or individuals with whom the Insider or Insider ING has a relationship which is such that the Insider or Insider ING has a direct or indirect significant interest in the result of an (ING) Transaction, other than a commission for the execution of the (ING) Transaction.

Corporate Compliance RM

The Corporate Compliance Risk Management department of ING Group.

Fiduciary Account Management Agreement

A written asset management agreement relating to Financial Instruments with an investment institution within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) that complies with the conditions of Article 5.2 of the Generic Insider Regulation Netherlands or Article 4.2 of the Insider Regulation ING.

Financial Instruments

(i) securities;

(ii) money market instruments;

(iii) units in collective investment schemes, not being securities;

(iv) options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, or other derivative instruments, indices or financial measures which may be settled physically or in cash;

(v) options, futures, swaps, forward rate agreements and any other derivative contracts relating to commodities that must be settled in cash or may be settled in cash at the option of one of the parties, otherwise than by reason of a default or other event leading to the termination of the contract;

(vi) options, futures, swaps, and any other derivative contracts relating to commodities which can only be physically settled provided they are traded on a regulated market or a multilateral trading facility;

(vii) options, futures, swaps or forward rate agreements other than those referred to under vi and any other derivative contracts relating to commodities that can be physically settled and are not intended for commercial purposes, and which have the characteristics of other derivative financial instruments;

(viii) derivative instruments for the transfer of credit risk;

(ix) financial contracts to settle differences;

(x) options, futures, swaps, forward rate agreements or other derivative contracts relating to climate variables, freight rates, emission allowances, inflation rates or other official economic statistics that must be settled in cash or may be settled in cash at the option of one of the parties, otherwise than by reason of a default or other termination event, as well as other derivative contracts relating to assets, rights, obligations, indices or measures not mentioned above, which have the characteristics of other derivative financial instruments;

(xi) all other instruments provided they are admitted for trading on a regulated market or multilateral trading facility or for which admission for trading on a regulated market has been applied for.

Generic Insider

Generic Insiders are persons who (can) possess Inside Information on companies in general.

I. persons who work for ING Group in the Netherlands and/or;

II. persons who are responsible for parts of ING Group established in the Netherlands, and who belong to one or more of the following categories of persons:

(i) Members of the Supervisory Board of ING Group;

(ii) Members of the Executive Board of ING Group and members of the Management Board Banking and the Management Board Insurance;

(iii) Members of the Management Council;

(iv) Employees of ING Group and other persons who are at the disposal and under the control of ING Group and who are involved in the carrying out of investment activities or the provision of investment services;

(v) Persons who, under a subcontract agreement for the provision or execution of investment services or investment activities, are directly involved in the execution of services on behalf of ING Group;

(vi) Other persons who have or can have access to Inside Information by reason of their association with ING Group.

Head of Compliance Business Services

The Head of Compliance Business Services or his deputy.

Information Barriers

The system of policies, procedures and regulations used to manage Confidential Information and prevent the inadvertent sharing of Confidential Information and the unauthorised use of Confidential Information or the appearance thereof (formerly known as Chinese Walls).

Information Manipulation

Information manipulation as referred to in Article 5:58, para. 1 (d) Financial Supervision Act (Wet op het financieel toezicht): the dissemination of information whereby an erroneous or misleading signal is given orto be feared in relation to the supply of, demand for or price of Financial Instruments, where the disseminator knows or may reasonably be expected to know that the information is erroneous or misleading.

ING Employee Options

Options awarded within the framework of a Staff Scheme, ING Group depositary receipts, convertible bonds, warrants or similar rights in relation to ING Financial Instruments.

ING Financial Instruments

(i) ING Group depositary receipts;

(ii) Financial Instruments of whose value is determined 10% or more by the value of the Financial Instruments mentioned under i. or;

(iii) other Financial Instruments identified and announced as such by the Manager Compliance Netherlands.

ING Group

ING Groep N.V. and all companies and legal entities whose results are included in the consolidated gross profits of ING Groep N.V.

ING Group Depositary Receipts

The (depositary receipts for) shares in ING Groep N.V., which are also understood to include American Depositary Receipts in ING Groep N.V.

Insider ING

Insiders ING are persons who (can) possess Inside Information specifically on ING.

Person to whom the Insider Regulation ING applies:

(i) Members of the Supervisory Board, the Executive Board of ING Groep N.V. and members of the Management Board Banking and the Management Board Insurance;

(ii) A person who has a managerial function and in that capacity has the authority to take decisions that have consequences for the future performance and business prospects of an ING Institution and who may regularly have Inside Knowledge relating to ING;

(iii) Members of the Management Council;

(iv) Other persons who have or can have access to Inside Knowledge relating to ING by reason of their association with ING Group.

ING Institution

• ING Groep N.V. and all Dutch companies and legal entities belonging to ING Group that have issued (or will issue) ING Financial Instruments which are (or will be) admitted for trading on a regulated market in the Netherlands;

• companies and legal entities belonging to ING Group with registered office in a non-EU member state that have issued or will issue ING Financial Instruments which are (or will be) admitted for trading on a regulated market in the Netherlands.

ING Transaction

The execution of a legally binding act leading to the acquisition or disposal (e.g. purchase or sale) of ING Financial Instruments by or on behalf of an Insider ING, whereby:

(i) the Insider ING concerned acts other than in the normal exercise of his work, profession or business;

(ii) the legally binding act is executed for the account of the Insider ING; or

(iii) the legally binding act is executed for the account of a Connected Third Party.

Initial Public Offering

•                  an offering of Securities registered under the Securities Act of 1933 (“Securities Act”), the issuer of which, immediately before the registration was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act; or

•                  an offering of Securities which qualifies as an initial public offering under the law of any country except offerings which are initial public offerings of bonds issued by member governments of the Organization for Economic Co-operation and Development (“OECD Members”) or which are initial public offerings of non-U.S. open-end mutual funds unless such offerings otherwise qualify as an Initial Public Offering pursuant to Section (II) (14)(i) above.

Inside Information

(i) Knowledge of information that is concrete and directly or indirectly relates to:

a. the legal entity, company or institution to which the Financial Instruments relate; or

b. trading in such Financial Instruments, which information has not been made public and which, if it were made public, would be likely to have a significant influence on the price of these Financial Instruments or on the prices of related derivative Financial Instruments.

(ii) Where derivatives on commodities are concerned, contrary to the previous clause, Inside Information means: knowledge of information that has not been made public that is concrete and directly or indirectly relates to one or more derivatives on commodities, which investors in those derivatives on commodities may expect to be made public in accordance with accepted market practices on the regulated market or the multilateral trading facility on which those commodity derivatives are traded.

Inside Information relating to ING

Knowledge of information that is concrete and directly or indirectly relates to:

(i) ING Groep N.V.; or

(ii) trading in ING Financial Instruments,

which information has not been made public and which, if it were made public, could have a significant influence on the price of ING Financial Instruments or on the prices of related derivative Financial Instruments.

Insider

The Generic Insider to whom the Generic Insider Regulation Netherlands applies. (Generic) Insiders are persons who (can) possess Inside Information on companies in general.

Investment Institution

Companies and legal entities that are investment institutions within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht).

Joint Account

An account through which (ING) Transactions can be executed and to which one or more persons besides the Insider or Insider ING have access.

Limited Offering

•                  an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act; or

•                  an offering which qualifies as a private placement under the law of any country except for private placement offerings of bonds by OECD Members or of Securities by non-U.S. open-end mutual funds unless such offerings otherwise qualify as Limited Offerings pursuant to Section (II)(15)(i) above.

Management Council

Employees who are appointed by the Executive Board of ING Group as member of the ‘Management Council’ of ING Group.

Manager Compliance Netherlands

The Head of Compliance Netherlands or his deputy.

Market Manipulation

Market Manipulation covers Transaction Manipulation and Information Manipulation.

OECD Countries

Countries belonging to the Organisation for Economic Cooperation and Development; for a list of these countries, visit www.oecd.org.

Open Period

A period that is not a Closed Period and that is not designated as a Closed Period by the Manager Compliance Netherlands.

Person Obliged to Notify

(i) Members of the Supervisory Board, the Executive Board of ING Groep N.V. and members of the Management Board Banking and the Management Board Insurance;

(ii) A person who has a managerial function and in that capacity has the authority to take decisions that have consequences for the future developments and business prospects of an ING Institution and who may regularly have Inside Information relating to ING;

(iii) Persons who are closely connected with the persons referred to in (i) and (ii) above, namely:

• spouses, registered partners, life-partners or other persons who cohabit with the persons concerned as if they were married or as if they had had their partnership registered;

• children who are under their authority or who have been placed in their custody and for whom these persons have been appointed guardian;

• other blood relations or relations by marriage who, at the date of the ING Transaction concerned, have shared the same household with the persons mentioned in (i) and/or (ii) at least for a year; and

• a legal entity, trust or partnership whose managerial responsibilities lie with a person referred to in the first, second or third bulletpoints of this clause, and that has been set up for the benefit of such person, or whose economic interests are substantially equivalent to those of such person.

Regulation

The Generic Insider Regulation Netherlands (in the Generic Insider Regulation Netherlands) respectively the Insider Regulation ING (in the Insider Regulation ING), including the associated information page and these definitions.

Staff Scheme

A scheme whereby ING Financial Instruments are offered by ING Group to members of the Supervisory Board, members of the Executive Board or employees of ING Group and whereby ING Group maintains a consistent policy with regard to the conditions and frequency of allocation.

The (ING) Netherlands Board

The administrative body within ING that is responsible for the coordination of day-to-day operations within the business units in the Netherlands, is the contact point for the press and regulatory bodies and acts, for matters involving the Central Works Council, and acts in effect as employer for ING personnel in the Netherlands.

Transaction

The execution of a legally binding act leading to the acquisition or disposal (e.g. purchase or sale) of Financial Instruments by or on behalf of an Insider, whereby:

(i) the Insider concerned acts other than in the normal exercise of his work, profession or business;

(ii) the legally binding act is executed for the accountof the Insider; or

(iii) the legally binding act is executed for the accountof a Connected Third Party.

Transaction Manipulation

Transaction manipulation as referred to in Article 5:58, para. 1 (a), (b) and (c) Financial Supervision Act(Wet op het financieel toezicht):

(i) the execution or arrangement of a transaction or other act involving Financial Instruments whereby an erroneous picture or misleading signal is given or to be feared in relation to the supply of, demand for or price of those Financial Instruments or in order to keep the price of those Financial Instruments at an artificial level, unless the party who has executed or arranged such transaction or other act can show that his motive for the transaction or other act is justified and that the transaction or other act is in accordance with normal market practice in the regulated market or multilateral trading facility concerned; or

(ii) the execution or arrangement of a transaction or other act involving Financial Instruments in a manner that is intended to deceive or mislead.

Review Officers

The designated members of ING IM Compliance Department of ING IM, The Hague.

Security (conform Additional Rules access to US data)

Includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.